EXHIBIT 99.1

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            Synergy Resources Corporation Announces Quarterly Results

Press Release
Source: Synergy Resources Corporation On Tuesday April 12, 2011, 2:37 pm

DENVER, April 12, 2011 /PRNewswire/ -- Synergy Resources Corporation (OTCBB:SYRG.ob - News), a domestic oil and gas exploration and production company focused in the Denver-Julesburg Basin (the "D-J Basin"), reported results for the quarter ended February 28, 2011 (the "Quarter").

Increased Production:

Revenue for the Quarter was $2,053,534 or $0.0956 per share, up over 500% from $335,725 in 2Q-2010. The improvement reflects the increase in the Company's number of producing wells. As of April 11, 2011, the Company had 60 gross wells, including 48 producing wells, and 10 wells in progress. All wells are located in the Wattenberg Field of the D-J Basin. Net oil and gas production for the Quarter was approximately 34,733 BOE or 386 BOEPD. As of February 28th 2011, Synergy Resources had estimated proved reserves of 641,572 Bbls of oil and 4,313,939 Mcf of gas.

Increased Acreage:

Throughout the quarter, Synergy has significantly expanded its footprint in the D-J Basin and as of April 11th 2011, Synergy had an approximately 116,000 gross acres (100,000 net acres) under lease. This is approximately a 100,000 gross acre increase from the same time last year. Synergy also is contemplating a transaction with Petroleum Exploration & Management LLC to potentially acquire interests in 87 producing oil and gas wells, one shut-in well and leases covering 6,968 gross acres in the D-J Basin.

Improved Cash Position:

As of February 28, 2011, Synergy had cash of over $21,000,000 on its balance sheet, up from approximately $4,700,000 as of November 30, 2010. The increased cash position is a result of an increase in cash flow from operations and $16,690,721 of net proceeds from a private placement of common stock in January 2011.

Financial Results

For the Quarter, Synergy had an operating income of $686,413 compared to an operating loss of $130,438 for the same period a year prior. Synergy posted a net loss for the Quarter of $11,738,360 compared to a net loss of $543,661 a year prior. The net loss for the quarter included a $9,926,158 non-cash change in the fair value of the derivative conversion liability and $2,514,045 in interest expense. Frank Jennings, CFO of Synergy Resources Corporation, noted "Our financial results for the quarter reflect approximately $12.4 million in non-cash charges and interest expense associated with our convertible notes. As of March 31, 2011, all of the note holders had elected to convert their notes into shares of common stock, which will eliminate the non-cash charges and interest expense after March 31, 2011. We look forward to reporting results in the future that will no longer be encumbered by these charges."

Ed Holloway, CEO of Synergy Resources Corporation, stated "We had a record quarter and I am quite pleased with our results. Our revenue topped $2 million for the quarter, and we continue the upward trend as we bring more wells into production. Having over $20,000,000 of cash and no debt on our balance sheet will help us further implement our business plan. We will continue to look to expand our acreage, reserves, and production in the D-J Basin in order to maximize our shareholder's value. "
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                          SYNERGY RESOURCES CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (unaudited)

                               Three Months Ended          Six Months Ended
                                 February  28,               February 28,
                                2011         2010          2011         2010
                         ------------------------------------------------------

Revenues:
Oil and gas revenues      $     2,033,687 $   335,725 $   3,477,282 $   388,511
Service revenues                   19,847           -        27,289           -
                         ---------------  ----------  ------------   ----------
Total revenues                  2,053,534     335,725     3,504,571     388,511
                         ---------------  ----------  ------------   ----------

Expenses:
Lease operating expenses          260,480      47,152       463,155      55,042
Depreciation, depletion,
   and amortization               647,205      64,733     1,232,186      92,939
General and
administrative                    459,436     354,278     1,111,979     635,410
                         ---------------  ----------  ------------   ----------
Total expenses                  1,367,121     466,163     2,807,320      783,391
                         ---------------  ----------  ------------   -----------

Operating income (loss)           686,413   (130,438)       697,251    (394,880)
                         ---------------  ----------  ------------   ----------

Other income (expense):
Change in fair value of
  derivative conversion
  liability                   (9,926,158)           -  (10,315,421)           -
Interest expense, net         (2,514,045)   (414,136)   (3,296,084)    (414,136)
Interest income                   15,430         913        15,891        3,686
                         ---------------  ----------  ------------   ----------
Total other income
(expense)                    (12,424,773)   (413,223)  (13,595,614)    (410,450)
                         ---------------  ----------  ------------   ----------

Net loss                 $   (11,738,360) $ (543,661) $(12,898,363)  $ (805,330)
                         ===============  ==========  ============   ==========

Net loss per common
 share:
Basic and Diluted                  (0.55)     (0.05)         (0.73)       (0.07)
                         ===============  ==========  ============   ==========

Weighted average
   shares outstanding:
Basic and Diluted             21,487,951 11,998,000     17,580,331   11,998,000
                         =============== ===========  ============   ==========
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                          SYNERGY RESOURCES CORPORATION
                           CONDENSED BALANCE SHEETS

                                                     As of           As of
                                                 February 28,     August 31,
                                                     2011            2010
                                                ---------------- --------------
                                                  (unaudited)
                                    ASSETS
Current assets:
 Cash and cash equivalents                      $    21,161,538  $   6,748,637
 Accounts receivable                                  3,962,054      3,176,320
 Inventory                                              506,845        387,864
 Other current assets                                    81,401         12,310
                                                ---------------- --------------
                Total current assets                 25,711,838     10,325,131
                                                ---------------- --------------

Property and equipment:
 Oil and gas properties, full cost method, net       16,500,170     12,692,194
 Other property and equipment, net                      217,533        150,789
                                                ---------------- --------------
                Property and equipment, net          16,717,703     12,842,983
                                                ---------------- --------------

Other assets                                            507,528      1,673,799
                                                ---------------- --------------

                Total assets                    $    42,937,069  $  24,841,913
                                                ================ ==============

                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                     4,961,604      3,570,231
 Accrued expenses                                       856,281        517,921
                                                ---------------- --------------
                Total current liabilities             5,817,885      4,088,152
                                                ---------------- --------------

Asset retirem ent obligations                           346,204        254,648
Convertible promissory notes, net of debt
  discount                                            4,946,032     12,190,945
Derivative conversion liability                      10,246,260      9,325,117
                                                ---------------- --------------
                Total liabilities                    21,356,381     25,858,862
                                                ---------------- --------------

Shareholders' equity:
 Common stock and paid in capital                    57,818,475     22,322,474
 Accumulated (deficit)                              (36,237,787)   (23,339,423)
                                                ---------------- --------------
                Total shareholders' equity           21,580,688     (1,016,949)
                                                ---------------- --------------

                Total liabilities and
                shareholders' equity            $    42,937,069  $  24,841,913
                                                ================ ==============
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          SYNERGY RESOURCES CORPORATION
                OPERATIONAL DATA

                     Three Months Ended February 28,
                    --------------------------------
                            2011           2010
                    --------------------------------
Production:
 Oil (Bbls)                 19,511          2,857
 Gas (Mcf)                  91,333         19,480

Total production in
BOE                         34,733          6,104

Revenues:
 Oil                 $   1,631,905   $    198,392
 Gas                       401,782        137,333
                    ------------------------------
   Total             $   2,033,687   $    335,725
                    ==============================

Average sales price:
 Oil (Bbls)          $       83.64   $      69.44
 Gas (Mcf)           $        4.40   $       7.05




                                Three Months Ended February 28,
                               --------------------------------
                                      2011             2010
                               --------------------------------

Production costs               $       55,471  $     13,345
Severance and ad valorem
taxes                                 205,009        33,807
                               -----------------------------
   Total lease operating
     expenses                  $      260,480  $     47,152
                               =============================

Per BOE:
 Production costs              $         1.60  $       2.19
 Severance and ad valorem
   taxes                                 5.90          5.54
                               -----------------------------
    Total per BOE              $         7.50  $       7.73
                               =============================

About Synergy Resources Corporation

Synergy Resources  Corporation is a domestic oil and natural gas exploration and
production   company.   Synergy's   core   area  of  op   erations   is  in  the
Denver-Julesburg  Basin,  which  encompasses  Colorado,   Wyoming,  Kansas,  and
Nebraska.  The Wattenberg  field in the D-J Basin ranks as the 7th largest field
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in the U.S. in terms of proved gas  reserves  and 9th in  production.  Synergy's corporate offices are located in Platteville, Colorado. More company news and information is available at www.SYRGinfo.com.

This press release may contain forward-looking statements. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information.